                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): FEBRUARY 22, 2000




                         COPPER MOUNTAIN NETWORKS, INC.
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                 (State or other jurisdiction of incorporation)



     000-25865                                         33-0702004
(Commission File No.)                      (IRS Employer Identification No.)

                              2470 EMBARCADERO WAY
                           PALO ALTO, CALIFORNIA 94303
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (650) 687-3300

ITEM 5.   OTHER EVENTS.

     Copper Mountain Networks, Inc. ("Copper Mountain") is voluntarily filing this report on Form 8-K in order to publicly file updated financial statements and results of operations for the year ended December 31, 1999. The information set forth in this report will be provided to shareholders of OnPREM Networks Corporation in connection with an Information Statement soliciting the vote of the OnPREM shareholders for approval of an acquisition of OnPREM by Copper Mountain, as described in the press release attached hereto as Exhibit 99.1, the contents of which are hereby incorporated by reference. The information in this report will also be filed with Copper Mountain's Annual Report on Form 10-K.

SELECTED FINANCIAL DATA

     In the table below, we provide you with our summary historical financial data. We have prepared this information using our financial statements, for the years ended December 31, 1999, 1998, and 1997 and for the period March 11, 1996 (inception) to December 31, 1996. When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes included in herein (in thousands, except per share data).

                                                                                       PERIOD FROM
                                                                                      MARCH 11, 1996
                                                              YEAR ENDED           (INCEPTION) THROUGH
                                                              DECEMBER 31,             DECEMBER 31,
                                                -----------------------------------    ----------
                                                   1999         1998        1997          1996
                                                ----------   ----------   ---------    ----------
STATEMENT OF OPERATIONS DATA:
 Net revenue                                    $ 112,723    $  21,821    $     211    $    --
 Cost of revenue                                   53,002       12,400        1,717         --
                                                ---------    ---------    ---------    ---------
   Gross profit (loss)                             59,721        9,421       (1,506)        --
 Operating expenses:
    Research and development                       15,523        7,225        4,753        1,483
    Sales and marketing                            16,158        5,363        1,510         --
    General and administration                      5,998        3,428        1,928          553
    Amortization of deferred stock compensation     5,431        3,929        1,490          189
                                                ---------    ---------    ---------    ---------
              Total operating expenses             43,110       19,945        9,681        2,225
                                                ---------    ---------    ---------    ---------
 Income (loss) from operations                     16,611      (10,524)     (11,187)      (2,225)
 Interest and other income                          4,385          406          268           47
 Interest expense                                    (289)        (213)         (97)          (3)
                                                ---------    ---------    ---------    ---------
 Income (loss) before income taxes                 20,707      (10,331)     (11,016)      (2,181)
 Provision  for income taxes                        8,490         --           --           --
                                                ---------    ---------    ---------    ---------
 Net income (loss)                              $  12,217    $ (10,331)   $ (11,016)   $  (2,181)
                                                =========    =========    =========    =========

 Basic net income (loss) per share (1)          $     .39    $   (3.87)   $   (7.81)   $   (5.84)
                                                =========    =========    =========    =========
 Diluted net income (loss) per share (1)        $     .23    $   (3.87)   $   (7.81)   $   (5.84)
                                                =========    =========    =========    =========
 Shares used in Basic per share
   calculations (1)                                31,289        2,666        1,410          374
                                                =========    =========    =========    =========
 Shares used in Diluted per share
   calculations (1)                                52,282        2,666        1,410          374
                                                =========    =========    =========    =========


                                                         DECEMBER 31,
                                          -----------------------------------------
                                            1999       1998       1997       1996
                                          --------   --------   --------   --------
BALANCE SHEET DATA:
  Cash, cash equivelents and
    short-term marketable investments     $117,169   $ 18,529   $  9,517   $  3,406
  Working capital                          132,187     24,326      7,653        366
  Total assets                             165,775     36,209     12,332      4,056
  Long-term debt and capital lease
       obligation, less current portion      4,044      1,965        735        262
  Total stockholders' equity               143,321     26,843      9,069        749

----------
(1) See Note 1 of the Notes to Financial Statements for a description of the computation of basic and diluted net income (loss) per share and the number of shares used to compute basic and diluted net income (loss) per share.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     From Copper Mountain's inception in March 1996 through December 1997, its operating activities related primarily to developing, building and testing prototype products; building its technical support infrastructure; commencing the staffing of its marketing, sales and customer service organizations; and establishing relationships with its customers. We commenced shipments of our CopperEdge product family in September 1997, including line cards for these Copper Edge systems and our CopperRocket DSL customer premise equipment, or DSL CPE.

     Our revenue is generated primarily from sales of our central office-based equipment: our CopperEdge 200 DSL access concentrators, or CE200, the related wide area network cards, line cards and, to a lesser extent, from sales of our DSL CPE. Additionally, we sell network management software which provides monitoring and management capabilities for the CE200, revenues from which have not been material to date. We also sell our CopperEdge 150 DSL concentrators, or CE 150, to customers in the multiple tenant unit, or MTU, market.

     For the year ended December 31, 1999, sales to our three largest customers accounted for approximately 88% of our revenue, of which sales to NorthPoint Communications, Inc., Rhythms NetConnections Inc., and Lucent Technologies, Inc. accounted for approximately 37%, 28% and 23% of our revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration for the foreseeable future.

     We market and sell our products directly to telecommunications service providers and through strategic original equipment manufacturers and distributors. We generally recognize revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenue is recognized. To date, we have not generated any revenues from international sources.

     We expect our gross margin to be affected by many factors including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, costs from our contract manufacturers, the mix of products or system configurations sold and the volume and timing of sales of follow-on line cards for CE200 systems shipped in prior periods. Additionally, our gross margin may fluctuate due to changes in our mix of distribution channels. Currently, we derive the majority of our revenue from sales made directly to telecommunications service providers. A significant increase in our original equipment manufacturer revenue would adversly impact or reduce our gross margin.

     To date, gross margin on sales of our CE200 and related wide area network and line cards, typically sold as a combined system, has been higher than gross margin on sales of DSL CPE. Furthermore, combined systems are not generally fully-populated (i.e., less than the eight line cards which each system can support or a capacity of 192 subscribers) when sold. When our customers add more subscribers than are supported in the initial configuration, we expect that these customers will purchase additional line cards from us to increase subscriber capacity. The sale of additional line cards generates higher gross margin than the initial sale of combined systems. Gross margin on our DSL CPE is expected to decline in the future and we expect to face pricing competition which may result in lower average selling prices for these products as other suppliers of Copper Mountain compatible CPE enter the market. As the telecommunications service providers that purchase our products make their services broadly available to their customers, we expect our product mix to continue to shift more heavily toward sales of the Copper Edge family and the related line cards. We expect gross margin for our CE200 systems and follow-on line cards to improve due to lower component costs and improved costs from our subcontractors as our revenue from these products increases. However, we cannot be sure that we will achieve or maintain the revenue volumes required for these increases in gross margin.

     We outsource most of our manufacturing and supply chain management operations, and we conduct manufacturing engineering, quality assurance, program management, documentation control and product repairs at our facility in San Diego, California. Accordingly, a significant portion of our cost of revenue consists of payments to our current contract manufacturer, Flextronics International Ltd. We selected Flextronics as our manufacturing partner with the goal of lowering per unit product costs as a result of manufacturing economies of scale. However, we cannot assure you when or if such cost reductions will occur. The failure to obtain such cost reductions could materially adversely affect our gross margins and operating results.

     Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products and enhancement of our network management software. We expense all research and development expenses as incurred. We believe that continued investment in research and development is critical to attaining our strategic product and cost-reduction objectives and, as a result, we expect these expenses to increase in absolute dollars in the future.

     Sales and marketing expenses consist of salaries, commissions and related expenses for personnel engaged in marketing, sales and field service support functions, as well as trade shows and promotional expenses. We intend to invest in marketing, business development activities, selling and promotional programs, and therefore we expect expenses related to these programs to continue to increase substantially in absolute dollars in the future. In addition, we expect to substantially expand our field sales operations and customer support organizations, which would also result in an increase in sales and marketing expenses.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

     Amortization of deferred stock compensation resulted from the granting of stock options to employees with exercise prices per share determined to be below the deemed fair values per share for financial reporting purposes of our common stock at dates of grant. The deferred compensation is being amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years. We recorded total deferred stock compensation of $1.8 million $2.4 million, $11.1 million and $234,000 in 1996, 1997, 1998, and 1999, respectively, and amortized $189,000, $1.5 million, $3.9 million, and $5.4 million in 1996, 1997, 1998 and 1999, respectively, leaving approximately $4.6 million to be amortized in future periods.

RESULTS OF OPERATIONS

    The following table sets forth, as a percentage of total revenues, certain income data for the periods indicated.

                                                          FISCAL YEARS ENDED
                                                             DECEMBER 31,
                                                     ----------------------------
                                                     1999       1998       1997
                                                     -----     ------    --------
Net revenue                                          100.0%    100.0%      100.0%
Cost of revenue                                       47.0      56.8       813.7
                                                     -----     -----     -------
Gross profit (loss)                                   53.0      43.2      (713.7)
Operating expenses:
     Research and development                         13.8      33.1     2,252.6
     Sales and marketing                              14.3      24.6       715.6
     General and administration                        5.4      15.7       913.8
     Amortization of deferred stock compensation       4.8      18.0       706.2
                                                     -----     -----     -------
          Total operating expenses                    38.3      91.4     4,588.2
                                                     -----     -----     -------
Income (loss) from operations                         14.7     (48.2)   (5,301.9)
Interest income and other                              3.9       1.9       127.0
Interest expense                                       (.3)     (1.0)      (46.0)
                                                     -----     -----     -------
Income (loss) before income taxes                     18.3     (47.3)   (5,220.9)
Provision for income taxes                             7.5       --          --
                                                     -----     -----     -------
Net income (loss)                                     10.8%    (47.3)%  (5,220.9)%
                                                     -----     -----     -------

YEARS ENDED DECEMBER 31, 1998 AND 1999

     Net Revenue. Our revenue increased from $21.8 million in 1998 to $112.7
     -----------
million in 1999. This increase was primarily due to the increased commercial acceptance of DSL technology, the commercial market acceptance of our products, and investments made in our marketing and sales organization. Incremental sales made to our established customers accounted for approximately $56.4 million of the increase with the remaining $34.5 million of the increase being derived from new customer relationships. Sales to our three largest customers, NorthPoint, Rhythms and Lucent, increased from $13.2 million, $4.0 million and zero, respectively, for the year ended December 31, 1998 to $42.2 million, $32.0 million and $25.4 million, respectively, for the year ended December 31, 1999.

     Gross Profit (Loss). Our gross profit increased from $9.4 million in 1998
     -------------------
to $59.7 million in 1999. The increase in gross profit was primarily the result of an increase in net revenue for the period. Gross profit percentages also increased on a year-over-year basis, from 43.2% for the year ended December 31, 1998 to 53.0% for the year ended December 31, 1999. The increase in gross profit as a percentage of sales was primarily due to an increase in unit volumes, a favorable product mix, and decreased unit costs associated with improved overhead absorption.

     Research and Development. Our research and development expenses increased
     ------------------------
from $7.2 million in 1998 to $15.5 million in 1999. This increase was primarily due to an increase in personnel expenses related to an increase in our engineering staff, increased prototype material costs, increased facility related costs, and higher depreciation related to an increase in capital equipment. Research and development expenses as a percentage of net revenue decreased from 33.1% in 1998 to 13.8% in 1999. The decrease in research and development expense as a percentage of net revenue was primarily the result of an increase in our net revenue during 1999. We intend to increase expenditures in research and development programs in future periods for the purpose of enhancing current products, reducing the cost of current products and developing new products.

     Sales and Marketing. Our sales and marketing expenses increased from $5.4
     -------------------
million in 1998 to $16.2 million in 1999. This increase was primarily the result of an increase in personnel expenses for sales and marketing staff, increased expenses related to customer support, increased sales commissions associated with higher net revenue, and increased promotional and product marketing expenses. The decrease in sales and marketing expense as a percentage of net revenue was primarily the result of an increase in our net revenue in 1999.

     General and Administrative. Our general and administrative expenses
     --------------------------
increased from $3.4 million in 1998 to $6.0 million in 1999. This increase was primarily the result of increased staffing for finance, management information systems, and human resources, and growth in recruiting and facility related expenses. General and administrative expenses as a percentage of net revenue decreased from 15.7% for 1998 to 5.4% for 1999. This decrease was primarily the result of an increase in our net revenue in 1999.

     Interest and Other Income. Interest and other income increased from
     -------------------------
$406,000 in 1998 to $4.4 million in 1999. This increase reflects an increase in interest income generated from higher average cash balances and investments in marketable securities in 1999, which included the proceeds from our initial public offering completed in May of 1999.

     Income taxes. The Company's effective income tax rate for 1999 was 41%,
     ------------
which approximates the combined federal and California statutory rate (net of federal benefit). During 1999, the Company's utilization of net operating loss and tax credit carryforwards was limited under sections 382 and 383 of the Internal Revenue Code. The Company has previously not recorded a tax provision (benefit) due to its historical net losses. Additionally, the realization of its carryforwards is considered uncertain and as a result a full valuation allowance has been established which offsets these deferred tax assets for all periods presented.


YEARS ENDED DECEMBER 31, 1997 AND 1998

     Net Revenue. Our revenue increased from $211,000 in 1997 to $21.8 million
     -----------
in 1998. This increase was primarily due to the successful transition from development of our products to commencement of commercial operations and the general release of our products. In 1998, we successfully introduced our 24 port SDSL line card, our 24 port IDSL line card, our frame relay-based wide area networks card and our IDSL CPE.

     Gross Profit (Loss). Our gross profit increased from a loss of $1.5 million
     -------------------
in 1997 to $9.4 million in 1998. The increase in gross profit was primarily the result of the absorption of overhead associated with greater unit volumes and increased economies of scale. As a result, our gross margin in 1998 improved substantially over 1997.

     Research and Development. Our research and development expenses increased
     ------------------------
from $4.8 million in 1997 to $7.2 million in 1998. This increase in our research and development expenses was related to increases in personnel and personnel related costs, prototype material expenses, contract development expense and as well as expenses related to the completion and commercial release of our initial products.

     Sales and Marketing. Our sales and marketing expenses increased from $1.5
     -------------------
million in 1997 to $5.4 million in 1998. This increase was primarily a result of an increase in personnel and personnel-related costs, including increases in staffing for marketing program management, product marketing, account management, customer support and direct sales as well as a substantial increase in sales commissions. To a lesser extent, the increase resulted from higher trade show and marketing communications expenses.

     General and Administrative. Our general and administrative expenses
     --------------------------
increased from $1.9 million in 1997 to $3.4 million in 1998. This increase is a result of an increase in personnel costs for executive officers and support staff, legal, accounting and consulting fees. The increase in our general and administrative staffing, was required to support the growth in our operations, commercial activities and customer base.

     Interest and Other Income. Interest and other income increased from
     -------------------------
$268,000 in 1997 to $406,000 in 1998. This increase reflects an increase in interest income generated from higher average cash balances and investments in marketable securities in 1998.


LIQUIDITY AND CAPITAL RESOURCES

     From our inception through April 1999, we have financed our operations primarily through the sale of preferred equity securities. In total, we raised approximately $44.5 million, net of fees and expenses, through the sale of preferred equity. In May 1999, we closed our initial public offering with proceeds, net of underwriting fees, of approximately $89.9 million. We have also utilized available financing for the purchase of capital equipment.

     At December 31, 1999, we had cash and cash equivalents of $25.4 million, short-term marketable investments of $91.8 million and long-term investments of $5.1 million. We have a $5.0 million financing agreement with a bank which allows us to finance the purchase of capital equipment. As of Decemeber 31, 1999 we had utilized $4.7 million of the available credit under the financing agreement.

     Cash provided by or (used in) operating activities for the periods ended December 31, 1999, 1998 and 1997 was $20.3 million, ($14.3) milllion and ($8.0)
million, respectively. The relative increase in cash provided by operating activities for the year ended December 31, 1999 compared to the prior year was primarily the result of the change in net income to $12.2 million in 1999 compared to a net loss of loss of $10.3 million in 1998. Additionally, the company's provision for income tax for 1999 does not include $9.4 million of tax benefits generated in 1999 as a result of sales of Copper Mountain stock by employees in disqualifying disposition transactions. The relative increase in cash used for operating activities for the year ended December 31, 1998 compared to the prior year was primarily due to increases in accounts receivable, inventory and other assets, as a result of the introduction of and growth in demand for our products. This increase was partially offset by increases in accounts payable and other accruals, as well as a $685,000 decrease in the net loss.

     Cash used in investing activities for the year ended December 31, 1999, 1998 and 1997 was $92.6 million, $12.1 million and $1.5 million, respectively. The relative increase in cash used for investing activities for the year ended December 31, 1999 compared to the prior period was the result of net purchases of marketable investments, and to a lesser extent, the purchase of computers and other equipment. The relative increase in cash used for investing activities for the year ended December 31, 1998 compared to the prior year was primarily due to the purchase of $10.9 million in short term marketable investments, which was partially offset by a decrease in the amount of equipment purchased.

     Cash provided by financing activities for the periods ended December 31, 1999, 1998 and 1997 was $90.0 million, $24.5 million and $15.6 million, respectively. The relative increase in cash provided by financing activities for the year ended December 31, 1999 compared to the prior year was primarily due to the receipt of the proceeds from our initial public offering. The relative increase in cash provided from financing activities for the year ended December 31, 1998 compared to the prior year was primarily due to $24.1 million in net proceeds from an equity financing in October 1998.

     In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility includes $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. As of December 31, 1999, the full amount of funds available under the equipment loan had been utilized. As of December 31, 1999, the Company had $316,000 available for future borrowings under the capital lease agreement. The borrowings under the equipment loans and the capital lease agreement are to be repaid in 48 equal monthly installments and accrue interest at 10.8%. Both obligations are secured by the related equipment. All borrowings under the capital lease agreement must be completed by March 31, 2000.

     We have no material commitments other than obligations under our credit facilities and operating and capital leases. See Notes 5, 6 and 8 of Notes to Financial Statements. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of our marketing efforts. We expect to continue to expend significant amounts on property and equipment related to the expansion of facility infrastructure, computer equipment and for research and development laboratory and test equipment to support on-going research and development operations.

     In future periods, we generally anticipate significant increases in working capital on a period-to-period basis primarily as a result of planned increased product revenue. In conjunction with the expected increase in revenue, we expect higher relative levels of inventory and accounts receivable. While we also expect an increase in accounts payable and other liabilities, we do not expect that they will offset the increases in inventory and accounts receivable.

     We believe that our cash and cash equivalents balances, short-term marketable investments and funds available under our existing credit facilities will be sufficient to satisfy our cash requirements for at least the next 12 months. Our management intends to invest our cash in excess of current operating requirements in interest-bearing, investment-grade securities.


IMPACT OF YEAR 2000

      In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $100,000 during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, it internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

SUMMARIZED QUARTERLY DATA (UNAUDITED)

     The following tables present unaudited quarterly financial information, for the eight quarters ended December 31, 1999. We believe this information reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period. (in thousands, except per share data):


                                             1st Quarter      2nd Quarter      3rd Quarter     4th Quarter
                                             -----------      -----------      -----------     -----------
1999
Net revenues                                 $   13,217       $   22,890       $   32,016       $   44,601
Gross profit                                      6,833           12,075           16,999           23,815
Income (loss) from operations                    (1,135)           2,545            6,189            9,011
Net income (loss)                                (1,036)           2,343            4,646            6,264
Basic net income (loss) per share (1)             (0.24)            0.09             0.10             0.13
Diluted net income (loss) per share (1)           (0.24)            0.05             0.08             0.11


1998
Net revenues                                 $      317       $    1,281       $    5,556       $   14,667
Gross profit                                        100              486            2,197            6,638
Income (loss) from operations                    (3,367)          (3,545)          (3,210)            (402)
Net income (loss)                                (3,287)          (3,545)          (3,257)            (242)
Basic net income (loss) per share (1)             (1.54)           (1.44)           (1.16)           (0.07)
Diluted net income (loss) per share (1)           (1.54)           (1.44)           (1.16)           (0.07)

-------------
(1) Basic and diluted net income per share computations for each quarter are independent and may not add up to the net income per share computation for the respective year. Net income per share data for all periods presented has been adjusted to reflect the two-for-one stock split that was effective December 10, 1999. See Note 1 and Note 7 of Notes to the Financial Statements for an explanation of the determination of basic and diluted net income per share.

                              FINANCIAL STATEMENTS



                                                                           PAGE
                                                                          NUMBER
                                                                          ------
 Documents filed as part of the report:
   Report of Ernst & Young LLP, Independent Auditors                       F-2
   Balance Sheets at December 31, 1999 and 1998                            F-3
   Statements of Operations for 1999, 1998 and 1997                        F-4
   Statements of Stockholders' Equity for Fiscal 1999, 1998 and 1997       F-5
   Statements of Cash Flows for 1999, 1998 and 1997                        F-7
   Notes to Financial Statements                                           F-8

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




The Board of Directors and Stockholders
Copper Mountain Networks, Inc.

We have audited the accompanying balance sheets of Copper Mountain Networks, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Copper Mountain Networks, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.




                                               ERNST & YOUNG LLP

San Diego, California
January 28, 2000

                         COPPER MOUNTAIN NETWORKS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                    1999         1998
                                                                 ---------    ---------
ASSETS

Current assets:
   Cash and cash equivalents                                    $  25,405    $   7,631
   Short-term marketable investments                               91,764       10,898
   Accounts receivable, net                                        18,992        8,026
   Inventory                                                       12,801        4,668
   Other current assets                                             1,530          476
                                                                ---------    ---------
Total current assets                                              150,492       31,699
Property and equipment, net                                         8,825        3,214
Marketable investments                                              5,139
                                                                             ---------
Other assets                                                        1,319        1,296
                                                                ---------    ---------
Total assets                                                    $ 165,775    $  36,209
                                                                =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                             $   7,887    $   4,371
   Accrued liabilities                                              8,800        2,219
   Current portion of obligations under capital leases
       and equipment notes payable                                  1,618          783
                                                                ---------    ---------
Total current liabilities                                          18,305        7,373
Obligations under capital leases and equipment
    notes payable, less current portion                             4,044        1,965
Other accrued                                                         105           28
Stockholders' equity:
   Preferred stock, $.001 par value, 5,000 shares authorized,
     none issued and outstanding as of December 31, 1999             --           --
  Convertible preferred stock, no par value,  zero and
     10,223 shares issued and outstanding at December 31,
     1999 and 1998                                                   --         44,502
   Common stock, $.001 par value, 100,000 shares
     authorized, 47,662 and 5,034 shares issued and
     outstanding at December 31, 1999 and 1998, respectively           48            5
   Notes receivable from stockholders                                --            (41)
   Additional paid in capital                                     159,149       15,667
   Deferred compensation                                           (4,565)      (9,762)
   Accumulated deficit                                            (11,311)     (23,528)
                                                                ---------    ---------
Total stockholders' equity                                        143,321       26,843
                                                                ---------    ---------
Total liabilities and stockholders' equity                      $ 165,775    $  36,209
                                                                =========    =========



                 See accompanying notes to financial statements

                         COPPER MOUNTAIN NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                            YEAR ENDED
                                                            DECEMBER 31,
                                                -----------------------------------
                                                   1999         1998        1997
                                                ---------    ---------    ---------
Net revenue                                     $ 112,723    $  21,821    $     211
Cost of revenue                                    53,002       12,400        1,717
                                                ---------    ---------    ---------
  Gross profit (loss)                              59,721        9,421       (1,506)
Operating expenses:
  Research and development                         15,523        7,225        4,753
  Sales and marketing                              16,158        5,363        1,510
  General and administrative                        5,998        3,428        1,928
  Amortization of deferred stock compensation       5,431        3,929        1,490
                                                ---------    ---------    ---------
      Total operating expenses                     43,110       19,945        9,681
                                                ---------    ---------    ---------

Income (loss) from operations                      16,611      (10,524)     (11,187)

Other income (expense):
     Interest and other income                      4,385          406          268
     Interest expense                                (289)        (213)         (97)
                                                ---------    ---------    ---------
Income (loss) before income taxes                  20,707      (10,331)     (11,016)
Provision  for income taxes                         8,490         --           --
                                                ---------    ---------    ---------
Net income (loss)                               $  12,217    $ (10,331)   $ (11,016)
                                                =========    =========    =========


Basic net income (loss) per share               $    0.39    $   (3.87)   $   (7.81)
                                                =========    =========    =========

Diluted net income (loss) per share             $    0.23    $   (3.87)   $   (7.81)
                                                =========    =========    =========


Basic common equivalent shares                     31,289        2,666        1,410
                                                =========    =========    =========

Diluted common equivalent shares                   52,282        2,666        1,410
                                                =========    =========    =========


                 See accompanying notes to financial statements

                         COPPER MOUNTAIN NETWORKS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                   Preferred Stock       Common Stock
                                                                  -----------------   ------------------         Notes
                                                                   Number              Number                  Receivable
                                                                     of                  of                      From
                                                                   Shares    Amount     Shares       Amount    Stockholders
                                                                  --------   --------   --------    --------   ------------
Balance at December 31, 1996                                         2,723   $  2,723      3,929    $      4        (69)
Issuance of Series B convertible
  preferred stock at $3.39 per share for cash and
  conversion of convertible bridge note payable,  net
  of offering expenses of $76,000                                    1,850      6,196       --          --         --
Issuance of Series C convertible preferred stock
   at $4.75 per share for cash                                       2,422     11,506       --          --         --
Exercise of options to purchase common stock                          --         --          477        --         --
Stock grants for consulting services                                     2       --           55        --         --
Issuance of warrants to purchase convertible preferred stock in connection with technology agreement, notes payable, and
   Consulting services                                                --         --         --          --         --
Deferred compensation related to the grant of stock options           --         --         --          --         --
Amortization related to deferred stock compensation                   --         --         --          --         --
Net loss                                                              --         --         --          --         --
                                                                  --------   --------   --------    --------   --------

Balance at December 31, 1997                                         6,997     20,425      4,461           4        (69)
Exercise of options to purchase common stock                          --         --        1,030           1       --
Stock grants for consulting services                                  --         --           19        --         --
Deferred compensation related to the grant of stock options           --         --         --          --         --
Amortization related to deferred stock compensation                   --         --         --          --         --
Stock forfeited by employee                                           --         --         (476)       --           16
Repayment of stockholder note                                         --         --         --          --           12
Issuance of Series C convertible preferred stock
   warrants in connection with a financing agreement                  --         --         --          --         --
Issuance of Series D convertible preferred stock at $7.75 per
   share for cash, net of offering expenses of $923,000              3,226     24,077       --          --         --
Net loss                                                              --         --         --          --         --
                                                                  --------   --------   --------    --------   --------
Balance at December 31, 1998                                        10,223   $ 44,502      5,034    $      5   $    (41)


                                                                    Addi-
                                                                   tional    Deferred     Accumu-       Total
                                                                  Paid in     Compen-      lated     Stockholders'
                                                                  Capital      sation     Deficit       Equity
                                                                  --------   --------   --------      --------
Balance at December 31, 1996                                      $  1,896   $ (1,624)   $ (2,181)    $    749
Issuance of Series B convertible
  preferred stock at $3.39 per share for cash and
  conversion of convertible bridge note payable,  net
  of offering expenses of $76,000                                      --        --         --           6,196
Issuance of Series C convertible preferred stock
   at $4.75 per share for cash                                         --        --         --          11,506
Exercise of options to purchase common stock                            16       --         --              16
Stock grants for consulting services                                    15       --         --              15
Issuance of warrants to purchase convertible preferred stock in connection with technology agreement, notes payable, and
   Consulting services                                                 113       --         --             113
Deferred compensation related to the grant of stock options          2,429     (2,429)      --             --
Amortization related to deferred stock compensation                   --        1,490       --           1,490
Net loss                                                              --         --       (11,016)     (11,016)
                                                                  --------   --------   --------      --------

Balance at December 31, 1997                                         4,469     (2,563)   (13,197)        9,069
Exercise of options to purchase common stock                            60       --         --              61
Stock grants for consulting services                                     5       --         --               5
Deferred compensation related to the grant of stock options         11,128    (11,128)      --             --
Amortization related to deferred stock compensation                   --        3,929       --           3,929
Stock forfeited by employee                                            (16)      --         --             --
Repayment of stockholder note                                         --         --         --              12
Issuance of Series C convertible preferred stock
   warrants in connection with a financing agreement                    21       --         --              21
Issuance of Series D convertible preferred stock at $7.75 per
   share for cash, net of offering expenses of $923,000               --         --         --          24,077
Net loss                                                              --         --      (10,331)      (10,331)
                                                                  --------   --------   --------      --------
Balance at December 31, 1998                                      $ 15,667   $ (9,762)  $(23.529)     $ 26,843


                 See accompanying notes to financial statements

                         COPPER MOUNTAIN NETWORKS, INC.
                   STATEMENTS OF STOCKHOLDERS' EQUITY (CON'T)
                                 (IN THOUSANDS)

                                                                   Preferred Stock       Common Stock
                                                                  -----------------   ------------------         Notes
                                                                   Number              Number                  Receivable
                                                                     of                  of                      From
                                                                   Shares    Amount     Shares       Amount    Stockholders
                                                                  --------   --------   --------    --------   ------------
Conversion of preferred  to common stock                           (10,223)   (44,502)    30,670          31        --
Issuance of  common stock, net of offering
   costs of $1.2 million                                               --         --       9,200           9        --
Stock grants for consulting services                                   --         --           1          --        --
Repayment of notes receivable from shareholders                        --         --         --           --         41
Deferred compensation related to the grant of stock options            --         --         --           --        --
Amortization related to deferred stock compensation                    --         --         --           --        --
Net exercise of warrant to purchase common stock                       --         --         235          --        --
Tax benefit from the exercise of stock options                         --         --         --           --        --
Exercise of options to purchase common stock                           --         --       2,522           3        --
Net income                                                             --         --         --           --        --
                                                                  --------   --------   --------    --------   --------
Balance at December 31, 1999                                           --    $    --      47,662    $     48   $    --

                                                                    Addi-
                                                                   tional    Deferred     Accumu-       Total
                                                                  Paid in     Compen-      lated     Stockholders'
                                                                  Capital      sation     Deficit       Equity
                                                                  --------   --------   --------      --------
Conversion of preferred  to common stock                            44,471        --         --           --
Issuance of  common stock, net of offering
   costs of $1.2 million                                            88,664        --         --        88,673
Stock grants for consulting services                                     7        --         --             7
Repayment of notes receivable from shareholders                        --         --         --            41
Deferred compensation related to the grant of stock options            234      (234)        --           --
Amortization related to deferred stock compensation                    --      5,431         --         5,431
Net exercise of warrant to purchase common stock                       --         --         --           --
Tax benefit from the exercise of stock options                       9,389        --         --         9,389
Exercise of options to purchase common stock                           717        --         --           720
Net income                                                             --         --      12,217       12,217
                                                                  --------   --------   --------     --------
Balance at December 31, 1999                                      $159,149  $ (4,565)   $(11,311)    $143,321
                                                                  ========   ========   ========     ========

                 See accompanying notes to financial statements

                         COPPER MOUNTAIN NETWORKS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------    --------    --------
Cash flows from operating activities:
  Net income (loss)                                      $ 12,217    $(10,331)   $(11,016)
  Adjustments to reconcile net income (loss)
     to net cash provided by (used) in operating
     activities:
       Depreciation and amortization                        3,089       1,231         511
       Non-cash compensation                                5,438       3,934       1,503
       Loss on disposal of equipment                          193        --          --
       Tax benefit from the sale of stock options           9,389        --          --
       Changes in operating assets and liabilities:
          Accounts receivable                             (10,966)     (7,843)       (183)
          Inventory                                        (8,133)     (4,285)       (383)
          Other current assets and other assets            (1,095)     (1,469)       (155)
          Accounts payable and accrued liabilities         10,174       4,435       1,735
                                                         --------    --------    --------

Net cash provided by (used in) operating activities        20,306     (14,328)     (7,988)
                                                         --------    --------    --------

Cash flows from investing activities:
  Purchases of marketable investments, net                (86,005)    (10,898)       --
  Purchases of property and equipment                      (6,572)     (1,171)     (1,515)
                                                         --------    --------    --------

Net cash used in investing activities                     (92,577)    (12,069)     (1,515)
                                                         --------    --------    --------

Cash flows from financing activities:
  Proceeds from issuance of equipment notes payable         2,464         921         615
  Payments on capital lease obligations                      (429)       (293)        (18)
  Payments on equipment notes payable                      (1,424)       (267)       (201)
  Proceeds from issuance of preferred stock                  --        24,077      15,202
  Repayment of shareholders notes receivable                   41        --          --
  Proceeds from issuance of common stock                   89,393          73          16
                                                         --------    --------    --------

Net cash provided by financing activities                  90,045      24,511      15,614
                                                         --------    --------    --------

Net increase (decrease) in cash and cash equivalents       17,774      (1,886)      6,111

Cash and cash equivalents at beginning of year              7,631       9,517       3,406
                                                         --------    --------    --------

Cash and cash equivalents at end of year                 $ 25,405    $  7,631    $  9,517
                                                         ========    ========    ========


Supplemental information:
  Interest paid                                          $    289    $    150    $     74
                                                         ========    ========    ========
  Capital lease obligations entered into for equipment   $  2,303    $  1,307    $    327
                                                         ========    ========    ========
  Conversion of convertible bridge note payable to
     preferred stock                                     $   --      $   --      $  2,500
                                                         ========    ========    ========
  Stock forfeited for notes receivable                   $   --      $    (16)   $   --
                                                         ========    ========    ========
  Issuance of convertible preferred stock warrants       $   --      $     21    $    113
                                                         ========    ========    ========
  Issuance of stock for consulting services              $      7    $      5    $     13
                                                         ========    ========    ========


                 See accompanying notes to financial statements

                         COPPER MOUNTAIN NETWORKS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Organization and Business Activity

     Copper Mountain Networks, Inc. (the "Company" or "Copper Mountain"), a Delaware corporation, is a supplier of high-speed DSL-based communication solutions for the broadband access market. The Company's solutions enable telecommunication service providers to provide high-speed, cost-effective connectivity over the existing copper wire infrastructure to the business, multiple tenant unit and residential markets.


Management Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash and cash equivalents.


Fair Value of Financial Instruments

     The carrying value of cash, cash equivalents, marketable investments, accounts receivable, accounts payable, accrued liabilities, short-term bank borrowings and notes payable approximates fair value.


Investments

     At December 31, 1999, the Company held investments in investment grade debt securities with various maturities through January 2001. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's total investments in these securities as of December 31, 1999 totaled $106.7 million. The Company has included $9.8 million of these securities in cash and cash equivalents, as of December 31, 1999, as they have original maturities of less than 90 days. The remaining debt securities totaling $91.8 million and $5.1 million as of December 31, 1999 have been classified as short-term and long-term marketable investments, respectively. The Company has designated all of its investments as held to maturity.

Concentration of Credit Risk

     The Company operates in one business segment, developing, marketing and supporting advanced communications products which enable high-speed data access to business, multi-tenant unit and residential users. The markets for high-speed data access products are characterized by rapid technological developments, frequent new product introductions, changes in end user requirements and evolving industry standards. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other telecommunications service providers, could require the Company to redesign its products.

     A relatively small number of customers account for a significant percentage of the Company's revenues. The Company expects that the sale of its products to a limited number of customers may continue to account for a high percentage of revenues for the foreseeable future. The Company's revenues for the year ended December 31, 1999 include sales to three significant customers totaling $42.2 million, $32.0 million and $25.4 million. The Company's revenues for the year ended December 31, 1998 include sales to two significant customers totaling $13.2 million and $4.0 million.

     The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had significant accounts receivable balances due from four customers individually representing 39%, 24%, 12% and 10% of total accounts receivable at December 31, 1999.

     The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents or marketable investments.


Inventory

     Inventory is stated at the lower of cost, principally standard costs, which approximate actual costs on a first-in, first-out basis, or market. The Company recorded charges to reduce the carrying costs of inventory totaling $750,000 and $504,000 for the years ended December 31, 1999 and 1998, respectively. The reduction in the value of the inventory was primarily due to the discontinuance of certain products, which was the result of the development and introduction of new products. For the year ended December 31, 1997, the Company also incurred a loss on purchase commitments totaling $582,000 to purchase inventory used in the production of the discontinued products which had not yet been received by December 31, 1997. All such reductions to inventory value and losses on revenue commitments for the years ended December 31, 1999 and 1998 are included in cost of revenues.


Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from two to five years, using the straight-line method.


Revenue Recognition

     The Company recognizes revenue from product sales upon shipment or, in some cases, on customer receipt if collection of the resulting receivable is probable and product returns can be reasonably estimated.

Sales returns are estimated based on historical experience and management's expectations and are recorded at the time product revenue is recognized.

     Revenue from service and support arrangements is recognized ratably as services are performed. Annual service and support arrangements can be purchased by customers for products no longer under warranty and are billed quarterly.

     The Company may extend limited stock rotation, product return and price protection rights to certain distributors and resellers. The Company may not be able to estimate product returns if the relationship with the distributor is new or if there is limited historical basis to determine product returns. Deferred revenue, which is included in accrued liabilities, represents the margin on shipments of products to distributors or resellers that will be recognized when the Company can reasonably estimate product returns.


Research and Development Costs

     Costs incurred in connection with research and development are charged to operations as incurred.


Software Costs

     Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. There have been no such costs capitalized to date as the costs incurred subsequent to reaching technological feasibility have not been significant.


Impairment of Long-Lived Assets

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset over the asset's fair value. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.


Warranty Reserves

     The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in accrued liabilities.


Income Taxes

     Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Stock Based Compensation

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value method had been applied in measuring compensation expense (See Note 7).

     Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.


Net Loss Per Share

     Basic and diluted net income (loss) per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," using the weighted-average number of shares of common stock outstanding and common stock equivalents during the period. Options, warrants, and preferred stock were not included in the computation of diluted net loss per share for the years ended December 31, 1998 and 1997 because the effect would be anti-dilutive.


     A reconciliation of shares used in the calculation of basic and diluted net loss per share attributable to common shareholders is as follows (in thousands):


                                                                DECEMBER 31,
                                                         ------------------------
                                                          1999     1998      1997
                                                         ------   ------   ------
Weighted average common shares outstanding ...........   31,289    2,666    1,410
Dilutive effect of preferred shares ..................   11,091     --       --
Dilutive effect of stock options .....................    8,585     --       --
Dilutive effect of restricted shares .................      708     --       --
Dilutive effect of warrants ..........................      609     --       --
                                                         ------   ------   ------
Shares used in computing diluted net income (loss) per
   common share ......................................   52,282    2,666    1,410
                                                         ======   ======   ======


     Dilutive securities include options, warrants, preferred stock as if converted and restricted stock subject to vesting. Potentially dilutive securities totaling 40.9 million and 27.6 million for the years ended December 31, 1998 and 1997, respectively, were excluded from basic and diluted earnings per share because of their anti-dilutive effect.


Recapitalization

      In April 1999, the Company reincorporated as a Delaware corporation. The authorized shares of the Company were set at 100 million shares of common stock ($.001 par value) and 5 million shares of preferred stock ($.001 par value). Under the restated certificate, the Company's board of directors has the authority, without further action by stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock. All common share data in the accompanying financial statements have been adjusted retroactively to give effect to the reincorporation.

      In November 1999, the Company's Board of Directors declared a two-for-one stock split of the Company's common stock in the form of a stock dividend. The stock dividend was distributed on

December 10, 1999 to stockholders of record on November 24, 1999. All references in the financial statements and notes to number of shares and per share amounts have been restated to reflect this stock split.


New Accounting Standards

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB voted to delay the effective date of FAS 133 by one year. The Company will be required to adopt FAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.


2.  COMPLETION OF INITIAL PUBLIC OFFERING

      On May 13, 1999, the Company completed its initial public offering for the sale of 9.2 million shares of common stock at a price to the public of $10.50 per share, which resulted in net proceeds to the Company of $89.8 million after payment of the underwriters' commissions but before offering expenses. Simultaneously with the closing of the initial public offering, all of the Company's convertible preferred stock was automatically converted into an aggregate of 30.7 million shares of common stock.


3.  COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

                                                       DECEMBER 31,
                                                   --------------------
                                                     1999        1998
                                                   --------    --------
                                                      (in thousands)
Accounts receivable:
  Trade receivables                                $ 19,132    $  8,026
  Allowance for doubtful accounts                      (140)       --
                                                   --------    --------
                                                   $ 18,992    $  8,026
                                                   ========    ========

Inventory:
  Raw materials                                    $  6,003    $  2,582
  Work in process                                     3,148         790
  Finished goods                                      3,650       1,296
                                                   --------    --------
                                                   $ 12,801    $  4,668
                                                   ========    ========

Property and equipment:
  Laboratory equipment and software                $  8,590    $  2,265
  Computer equipment and software                     3,294       1,885
  Office furniture and fixtures                       1,669         840
                                                   --------    --------
                                                     13,553       4,990
  Less accumulated depreciation and amortization     (4,728)     (1,776)
                                                   --------    --------
                                                   $  8,825    $  3,214
                                                   ========    ========

Accrued liabilities:
  Accrued compensation                             $  2,293    $    621
  Accrued warranty                                    1,930         418
  Accrued vacation                                    1,385         493
  Other                                               3,192         687
                                                   --------    --------
                                                   $  8,800    $  2,219
                                                   ========    ========

4.  INVESTMENTS

      At December 31, 1999 and 1998, investments consisted of the following (in thousands):


                                     CURRENT            NONCURRENT
                                ------------------  -------------------
                                  DECEMBER 31,          DECEMBER 31,
                                -----------------   -------------------
                                  1999     1998      1999      1998
                                -------   -------   -------   ---------
Held to maturity:
  Commercial paper              $31,856   $   995   $  --     $    --
  U.S. government securities     33,514     9,903      --          --
  Corporate medium-term notes    26,394      --       5,139        --
                                -------   -------   -------   ---------
                                $91,764   $10,898   $ 5,139   $    --
                                =======   =======   =======   =========

      At December 31, 1999, non-current held-to-maturity debt securities of $5.1 million had maturities of less than fourteen months.


5.  SHORT-TERM BANK BORROWINGS

     In August 1998, the Company entered into a $4.0 million line of credit agreement with a bank which allows it to borrow an amount equal to 80% of eligible accounts receivable plus the lesser of 25% of the Company's eligible inventory or $500,000. Interest accrued at the bank's prime rate plus .25% (8.0% at December 31, 1998). There were no borrowings outstanding as of December 31, 1999 and the line of credit expired on August 13, 1999.

     In connection with this financing agreement, the Company granted warrants to the bank to purchase an aggregate of 25,000 shares of Series C convertible preferred stock at $4.75 per share. The warrants are exercisable for five years from the date of issuance. The estimated fair value of the warrants was approximately $21,000, which has been capitalized as debt issuance costs and was amortized over the life of the financing agreement. These warrants were exercised in 1999 and converted into 75,000 shares of common stock.


6.  NOTES PAYABLE

     In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility includes $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. As of December 31, 1999, the full amount of funds available under the equipment loan had been utilized. As of December 31, 1999, the Company had $316,000 available for future borrowings under the capital lease agreement. The borrowings under the equipment loans and the capital lease agreement are to be repaid in 48 equal monthly installments and accrue interest at 10.8%. Both obligations are secured by the related equipment. All borrowings under the capital lease agreement must be completed by March 31, 2000.

     In August 1998, the Company entered into an equipment line of credit with a bank that allows the Company to borrow up to $1.0 million for the purchase of equipment. The Company used a portion of the equipment loans entered into in August 1999 to repay all amounts outstanding under this equipment line.

     In 1996, the Company entered into an equipment financing agreement with a bank and leasing company that allows the Company to borrow up to $1.0 million for purchases of equipment. The notes are secured by the related equipment. As of December 31, 1999 the full amount of funds available under the equipment financing agreement was utilized.

     In connection with the 1996 equipment financing agreement, the Company agreed to make a final payment equal to 12.5% of the equipment financed at the end of the amortization period. Additionally, the Company granted warrants to the bank and leasing company to purchase an aggregate of 50,000 shares of

Series A convertible preferred stock at $1.00 per share of which 40,000 warrants were exercised in 1999 and converted into 120,000 shares of common stock. The warrants are exercisable for the longer of ten years from the date of issuance or five years after an initial public offering. The estimated fair value of the warrants was approximately $18,000, which has been capitalized as debt issuance costs and is being amortized over the life of the equipment financing agreement.

     In December 1996, the Company received $2.5 million in connection with a convertible bridge note that accrued interest at 8.0% per annum. During 1997, the note was converted into Series B convertible preferred stock at a rate of $3.39 per share.

A summary of the notes payable is as follows:

                                                                                DECEMBER 31,
                                                                             ------------------
                                                                              1999       1998
                                                                             -------    -------
                                                                               (in thousands)
Bank installment loan, with a various maturity dates through October 2003, total monthly payments of $57,000, bearing interest at
     10.8%, collateralized by equipment                                      $ 2,254    $  --

Bank and leasing company installment loans, with various maturity dates through December 2000, total monthly payments of $27,000 with interest rates ranging between 8.99% and 9.76%, collateralized
   by equipment                                                                  212        504

Bank installment loan, with a maturity date of August 2002, interest only payments until August 1999 with a variable interest rate at the
   bank prime rate plus 0.25%, collateralized by equipment                      --          921
                                                                             -------    -------
                                                                               2,466      1,425
Less current portion                                                            (753)      (395)
                                                                             -------    -------
                                                                             $ 1,713    $ 1,030
                                                                             =======    =======


     At December 31, 1999, future aggregate annual principal payments on the notes payable are $753,000, $513,000, $571,000 and $629,000 for 2000, 2001, 2002
and 2003, respectively.


7.  STOCKHOLDERS' EQUITY

Preferred Stock

     At December 31, 1998, the Company had 10.2 million shares of its convertible preferred stock outstanding. On May 18, 1999, the Company completed its initial public offering which resulted in the conversion of all of the outstanding convertible preferred stock into 30.7 million shares of common stock. Following the conversion, and upon the Company's reincorporation in Delaware, the Company's certificate of incorporation was amended and restated to delete all references to such shares of preferred stock. Under the restated certificate, the Board has the authority, without further action by stockholders, to issue up to 5.0 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.


Common Stock

     The Company has issued 3.9 million shares of common stock to the founders of the Company at prices ranging from $.02 to $.04 per share in exchange for promissory notes bearing interest at rates ranging from 5.5% to 10% and maturing March 12, 2000. The Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment. In 1998, 476,000 unvested common shares were forfeited upon the termination of one of the founders. Shares issued under these agreements generally vest over four years. As of December 31, 1999 all amounts outstanding under the remaining promissory notes had been repaid by the founders. At December 31, 1999, 195,000 shares of common stock are subject to repurchase by the Company.


1996 Equity Incentive Plan

     In August 1996, the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan"). A total of 7.9 million shares of common stock are currently reserved for issuance pursuant to the 1996 Plan. In addition, the 1996 Plan provides for automatic annual increases in the number of shares reserved for issuance thereunder (beginning in 2000) equal to the lesser of: (i) 4% of Copper Mountain's outstanding shares on a fully diluted basis taking into account stock options and warrants and (ii) a lesser amount determined by the board of directors.

     The 1996 Plan provides for the grant of options to the Company's directors, officers, key employees, consultants and certain advisors. The 1996 Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The 1996 Plan provides that incentive stock options will be granted only to employees at no less than the fair market value of the Company's common stock (no less than 85% of the fair market value for nonstatutory stock options). Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months, and are exercisable up to ten years from date of grant.

     Certain option grants under the 1996 Plan are subject to an early exercise provision. Common shares obtained on early exercise of unvested options are subject to repurchase by the Company at the original issue price and will vest according to the respective option agreement. At December 31, 1999, 70,000 shares are subject to repurchase by the Company.



Non-Employee Directors' Stock Option Plan

     In March 1999, the Company adopted the 1999 Non-Employee Directors' Stock Option Plan ("Directors Plan") to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors. A total of 720,000 shares of common stock has been reserved for issuance under the Directors Plan.

     On the effective date of the Directors Plan, each person who was then a non-employee director was granted an option to purchase 60,000 shares of common stock. Each person who, after the effective date of the plan, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 60,000 shares of common stock. On the date of each annual meeting of our stockholders commencing with the 2000 annual meeting of stockholders, each person who was initially elected or appointed to be a non-employee director at least six months prior to the date of such annual meeting automatically will be granted an option to purchase 20,000 shares of common stock.

     Options granted under the Directors Plan shall be fully vested and exercisable on the date of grant and must be exercised within five years from the date they are granted. The exercise price of options under the Directors Plan will equal 100% of the fair market value of the common stock on the date of grant. Unless otherwise terminated by the board of directors, the Directors Plan automatically terminates when all of our common stock reserved for issuance under the Directors Plan has been issued. As of December 31, 1999, 360,000 stock options have been granted under the Directors Plan.

     All stock option transactions are summarized as follows (in thousands, except per share data):


                                                                WEIGHTED
                                                                AVERAGE
                                                 NUMBER OF      EXERCISE
                                                  SHARES         PRICE
                                                  ------        -------
  Balance at December 31, 1996                     2,321        $   .04

     Granted                                       2,140        $   .12
     Exercised                                      (477)       $   .04
     Cancelled                                      (231)       $   .04
                                                  ------
  Balance at December 31, 1997                     3,753        $   .08

     Granted                                       6,173        $   .33
     Exercised                                    (1,029)       $   .06
     Cancelled                                      (366)       $   .12
                                                  ------
  Balance at December 31, 1998                     8,531        $   .26

     Granted                                       4,829        $ 18.09
     Exercised                                    (2,522)       $   .28
     Cancelled                                       (82)       $  1.97
                                                  ------
  Balance at December 31, 1999                    10,756        $  8.25
                                                  ======


     As of December 31, 1999, 1998, and 1997 there were 1.9 million, 1.3 million and 1.2 million options, respectively, exercisable at weighted average exercise prices of $1.22, $.08 and $.04, respectively.


     The following table summarizes all options outstanding and exercisable by price range as of December 31, 1999 (in thousands, except per share data):




                              OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
        ----------------------------------------------------------------   ------------------------------
                                             WEIGHTED
                                             AVERAGE        WEIGHTED                         WEIGHTED
                                            REMAINING       AVERAGE                          AVERAGE
             RANGE OF          NUMBER      CONTRACTUAL      EXERCISE           NUMBER        EXERCISE
         EXERCISE PRICES    OUTSTANDING     LIFE-YEARS       PRICE          EXERCISABLE       PRICE
        ----------------------------------------------------------------   ------------------------------

          $ 0.03  -   0.11          856         7.30       $    0.09                248     $       0.08
            0.16  -   0.16        3,716         8.43            0.16              1,065             0.16
            0.27  -   3.50        2,218         8.90            1.77                304             1.17
            4.25  -  10.50        2,514         8.67            6.42                300             6.00
           30.19  -  60.50        1,452         9.68           46.84               ----             ----
                            -----------                                     -----------
          $ 0.03  -  60.50       10,756         8.66       $    8.25              1,917     $       1.22
                           ============                                    ============



Stock Based Compensation

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for their employee stock option plans. Under APB No. 25, when the exercise price of the Company's employee stock options equals the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. In previously issued financial statements the Company estimated the deemed fair value of its common stock in connection with the accounting for stock options granted during the three fiscal years ended December 31, 1998, which resulted in the Company recording deferred compensation of $1.1 million, with respect to certain options granted during 1998. During April 1999, in conjunction with the Company's initial public offering registration statement, the Company revised the estimates of the deemed fair value of its common stock at various dates and has recognized additional deferred compensation of $1.8 million, $2.4 million, $10.0 million and $234,000 during the four fiscal years ended December 31, 1999. The deferred compensation is being amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years.

     Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's pro forma amounts would have been as indicated below (in thousands, except per share data):

                                                          DECEMBER 31,
                                            ----------------------------------------
                                                1999          1998          1997
                                            ------------  ------------  ------------
  Net income (loss) as reported             $    12,217   $   (10,331)  $   (11,016)
  Pro forma net loss under SFAS No.  123         (2,064)      (10,884)      (11,161)
  Pro forma basic and diluted net loss
       under SFAS No.  123                  $     (0.07)  $     (4.07)  $     (7.92)


      The fair value of each option grant subsequent to the Company's initial public offering in May 1999 was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: no dividend yield; volatility factor of 76.0%; risk free interest rate of 6.0%; and expected life for the option of five years.

      The fair value of each option grant prior to the Company's initial public offering in May 1999 was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk free interest rate of 5.7% to 6.5%; and expected life for the option of five years.

     The weighted-average estimated fair value of employee stock options granted during 1999, 1998 and 1997 was $14.01, $0.08 and $0.03 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the vesting period.


Employee Stock Purchase Plan

     In February 1999, the Company adopted the 1999 Employee Stock Purchase Plan. A total of 600,000 shares of common stock has been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan. The initial offering under the purchase plan commenced on May 13, 1999 and terminates on July 31, 2000.

     Unless otherwise determined by the Board, employees are eligible to participate in the purchase plan only if they are employed by us or one of our subsidiaries designated by the Board of Directors for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 10% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the Board of Directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

Warrants

     In January 1997, the Company entered into an agreement with a corporate partner, whereby the two companies exchanged certain technology and services. In addition, the Company issued a warrant to such corporate partner to purchase 147,401 shares of Series B convertible preferred stock at a price of $3.39 per share. The warrant is exercisable for four years following the date of issuance. The estimated fair value of the warrant was $88,000, which has been capitalized as an intangible asset and was amortized over the two-year term of the agreement. The warrant is convertible into 442,202 shares of common stock.


Common Shares Reserved for Future Issuance

     At December 31, 1999, common shares reserved for future issuance consist of the following (in thousands):


  Warrants                                                  472
  Shares reserved for future option exercises            10,756
                                                         ------
                                                         11,228
                                                         ======

8.  COMMITMENTS

     The Company leases its facilities under noncancelable operating leases expiring in 2005. The leases contain renewal options and are subject to cost increases. Rent expense totaled $1.6 million, $501,000 and $219,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Future minimum payments under the noncancelable operating leases and equipment under capital leases consist of the following at December 31, 1999 (in thousands):

                                                     OPERATING     CAPITAL
                                                      LEASES       LEASES
                                                   -----------  -----------
  Year ending December 31,
       2000                                        $    2,668   $    1,138
       2001                                             2,522        1,124
       2002                                             2,330          792
       2003                                             2,259          820
       2004                                             2,194          --
       Thereafter                                       1,306          --
                                                  -----------  -----------
  Total minimum lease payments                     $   13,279        3,874
                                                  ===========
  Less amount representing interest                                   (678)
                                                               ------------
  Total present value of minimum payments                            3,196
  Less current portion                                                (865)
                                                               ------------
  Non-current portion                                           $    2,331
                                                               ===========



     During September 1997, the Company entered into a capital lease agreement, which allows for the Company to borrow up to $1,750,000 to finance capital expenditures. As of December 31, 1999, the Company had borrowed all of the available funds under this agreement.

     In conjunction with the capital lease agreement, the Company issued a warrant to the lessor to purchase 14,737 shares of Series C convertible preferred stock at a price of $4.75 per share all of which were exercised in 1999 and converted into 40,000 shares of common stock. The warrant is exercisable for the longer of ten years from the date of issuance or five years after an initial public offering. The estimated fair value of the warrant was $25,000, which has been capitalized as debt issuance costs and is being amortized over the life of the financing agreement.

    Equipment held under the capital leases totaled $4.1 million and $1.7 million and the related accumulated amortization totaled $1.4 million and $559,000 at December 31, 1999 and 1998, respectively. The obligations under the capital leases are secured by the related equipment.


9.  INCOME TAXES

    Significant components of the provision for income taxes is as follows (in thousands):

                                                               YEAR ENDED
                                                               DECEMBER 31,
                                                          ----------------------
                                                           1999         1998
                                                          -------    -----------
Current provision:
     Federal                                              $  --      $      --
     State
Total current:

Deferred provision:
     Federal                                                  822           --
     State                                                    329           --
                                                          -------    -----------
Total deferred:                                             1,151           --
Benefit of net operating loss carryforwards                (2,050)
Stock options - benefit to additional paid in capital       9,389           --
                                                          -------    -----------
                                                          $ 8,490    $      --
                                                          =======    ===========

      The following is a reconciliation from the expected statutory federal income tax expense to the Company's actual income tax expense (in thousands):

                                                         YEAR ENDED
                                                         DECEMBER 31,
                                                   -----------  -----------
                                                      1999         1998
                                                   -----------  -----------
 Tax at U.S. statutory rate                        $    7,237   $   (3,616)
 State income taxes, net of federal benefit             1,190         (620)
 Net change in valuation allowance and other               63        4,236
                                                   ----------   ----------
                                                   $    8,490   $      --
                                                   ==========   ==========

      A valuation allowance of $13.3 million has been recorded at December 31, 1999 to offset the net deferred tax assets as realization is uncertain. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 are shown below (in thousands):

                                                           DECEMBER 31,
                                                      --------------------
                                                        1999         1998
                                                      --------    --------
Deferred tax liability:
     Depreciation                                     $   --      $    (12)
Deferred tax assets:
     Net operating loss carryforwards                    5,562       5,757
     Tax credit carryforwards                            2,993       1,185
     Accruals and reserves                               1,957         351
     Deferred compensation                               1,747        --
     Inventory reserves                                    927         500
     Other, net                                            153        --
                                                      --------    --------
Total deferred tax assets                               13,339       7,793
Valuation allowance                                    (13,339)     (7,793)
                                                      --------    --------
Net deferred tax assets                               $   --      $   --
                                                      ========    ========

   The Company had federal and California tax net operating loss carryforwards at December 31, 1999 of approximately $14.5 million and $14.9 million, respectively. The federal and California tax loss carryforwards will begin to expire in 2011 and 2004, respectively, unless previously utilized. Included in the net operating loss carryforwards are stock option deductions of approximately $5.0 million. The benefit of these net operating loss carryforwards will be credited to equity when realized. The Company also has federal and California research tax credit carryforwards of approximately $2.0 million and $1.5 million, respectively, which will begin to expire in 2011 unless previously utilized.

     Pursuant to Internal Revenue Service Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards are limited because of a cumulative change in ownership of more than 50% which occurred in prior years. However, the Company does not believe such limitations will have a material impact on the Company's ability to use these carryforwards.


10. EMPLOYEE SAVINGS PLAN

     The Company has a 401(k) plan, which allows participating employees to contribute up to 15% of their salary, subject to annual limits. The Company may, at its sole discretion, approve Company contributions. The Company has approved a match of 50% of the first 4% of salary deferred by employees during the year ending December 31, 2000. The Board has not approved any previous matching contributions.


11. RELATED PARTY TRANSACTIONS

      At December 31, 1999, the Company had a note receivable from an officer with a face value of $1.0 million included in other assets. This note was issued in connection with the officer's employment and relocation agreement. The note bears no interest, is secured by the officer's residence and is due at the earlier of March 30, 2003, or 15 days from the date the officer ceases to be an employee of the Company.


12. RECENT EVENTS

      In January 2000, the Company entered into a definitive agreement to acquire privately-held OnPrem Networks Corporation ("OnPrem") of Fremont, California. OnPrem is a developer of highly integrated DSL solutions for the small and medium building Multi-Tenant Unit ("MTU") market. Under the terms of the agreement, Copper Mountain will acquire OnPrem in exchange for the issuance of approximately 1.3 million shares of Copper Mountain common stock and Copper Mountain stock options. The acquisition will be accounted for as a purchase transaction and is expected to close in the first quarter of 2000. This acquisition has been approved by the Boards of Directors of each company and is subject to various closing conditions.

ITEM 7. EXHIBITS.


23.1     Consent of Ernst & Young LLP, Independent Auditors.

99.1 Press Release, dated as of January 26, 2000 entitled "Copper Mountain Agrees to Acquire OnPrem Networks, Expanding Its DSL Product Offering With Low-Density DSL Concentrator for Multi-Tenant Unit Market."


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       COPPER MOUNTAIN NETWORKS, INC.


Dated: February 22, 2000               By: /s/ JOHN A. CREELMAN
                                           --------------------
                                           John A. Creelman
                                           Vice President of Finance,
                                           Chief Financial Officer
                                           and Secretary

                               INDEX TO EXHIBITS


23.1    Consent of Ernst & Young LLP, Independent Auditors.

99.1 Press Release, dated as of January 26, 2000 entitled "Copper Mountain Agrees to Acquire OnPrem Networks, Expanding Its DSL Product Offering with Low-Density DSL Concentrator for Multi-Tenant Unit Market."








                                     II-2